Exhibit 8.1

March 30, 2011

Golar LNG Partners LP

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Re:  Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel to Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the registration by the Partnership of its common units under the Securities Act of 1933 (the “Securities Act”) on a Registration Statement on Form F-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission.

For purposes of formulating our opinion set forth below, we have reviewed and relied upon the Registration Statement, including the prospectus contained therein (the “Prospectus”), and such other documents, records and instruments as we have deemed necessary and appropriate.  In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as duplicate copies and the authenticity of the originals of such documents.  We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.  In addition, in formulating our opinion, we have relied upon certain statements of factual matters made by the Partnership, which we have neither investigated nor verified.  Any inaccuracy in any of the aforementioned documents or statements could adversely affect our opinion.

Based upon and subject to the foregoing and the limitations set forth below, the statements of law set forth in the Prospectus under the headings “Business—Taxation of the Partnership” and “Material U.S. Federal Income Tax Considerations” constitute our opinion as of the date hereof.  Our opinion does not relate to any factual or accounting matters, determinations or conclusions, and we have not expressed an opinion as to any matter not specifically described in the foregoing sentence.

Our opinion and the tax discussion set forth in the Prospectus are based on the provisions of the Internal Revenue Code of 1986, as amended, as in effect on the date of the Prospectus, existing final and temporary regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.  We do not undertake to advise you of any subsequent changes in such authorities unless we are specifically asked to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  The giving of this consent does not constitute an admission that we are “experts” within the meaning of the Securities Act or included in the categories of persons whose consent is required by Section 7 of the Securities Act.

This opinion is rendered to you for the purpose of being included as an exhibit to the Registration Statement.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington US 764101v.1	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com